

                                                    THE UNITED ILLUMINATING COMPANY                              EXHIBIT 12
                                                                                                                 Page 1 of 2
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                          (In Thousands)
                                                                                                                   Twelve
                                                                                                                   Months
                                                                                                                    Ended
                                                                 Year Ended December 31,                          Sept. 30,
                                         ------------------------------------------------------------------------
                                             1991          1992           1993          1994          1995           1996
                                             ----          ----           ----          ----          ----           ----
EARNINGS
   Net income                               $55,550       $56,768        $40,481       $46,795        $50,393        $45,122
   Federal income taxes                      20,844        19,276         22,342        34,551         41,951         38,098
   Stae income taxes                         12,647        16,878          4,645         6,216         12,976          9,346
   Fixed charges                            107,548       109,449         97,928        88,093         83,994         80,003
                                         -----------   -----------    -----------   -----------   ------------   ------------

   Earnings available for fixed charges    $196,589      $202,371       $165,396      $175,655       $189,314       $172,569
                                         ===========   ===========    ===========   ===========   ============   ============


FIXED CHARGES
   Interest on long-term debt               $90,296       $88,666        $80,030       $73,772        $63,431        $65,823
   Other interest                             9,847        12,882         12,260        10,301         16,723          9,987
   Interest on nuclear fuel burned            2,440         2,963            928             -              -              -
   One third of rental charges                4,965         4,938          4,710         4,020          3,840          4,193
                                         -----------   -----------    -----------   -----------   ------------   ------------
                                           $107,548      $109,449        $97,928       $88,093        $83,994        $80,003
                                         ===========   ===========    ===========   ===========   ============   ============

RATIO OF EARNINGS TO FIXED
 CHARGES                                       1.83          1.85           1.69          1.99           2.25           2.16
                                         ===========   ===========    ===========   ===========   ============   ============



                                                     THE UNITED ILLUMINATING COMPANY                             EXHIBIT 12
                                                                                                                 Page 2 of 2
                               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                         AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                                         (In Thousands)
                                                                                                                   Twelve
                                                                                                                   Months
                                                                                                                    Ended
                                                                 Year Ended December 31,                          Sept. 30,
                                          -----------------------------------------------------------------------
                                              1991          1992           1993          1994          1995          1996
                                              ----          ----           ----          ----          ----          ----
EARNINGS
   Net income                                $55,550       $56,768        $40,481       $46,795       $50,393        $45,122
   Federal income taxes                       20,844        19,276         22,342        34,551        41,951         38,098
   State income taxes                         12,647        16,878          4,645         6,216        12,976          9,346
   Fixed charges                             107,548       109,449         97,928        88,093        83,994         80,003
                                          -----------   -----------    -----------   -----------   -----------   ------------

  Earnings available for combined fixed
   charges and preferred stock
   dividend requirements                    $196,589      $202,371       $165,396      $175,655      $189,314       $172,569
                                          ===========   ===========    ===========   ===========   ===========   ============


FIXED CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS
   Interest on long-term debt               $ 90,296      $ 88,666       $ 80,030      $ 73,772      $ 63,431     $   65,823
   Other interest                              9,847        12,882         12,260        10,301        16,723          9,987
   Interest on nuclear fuel burned             2,440         2,963            928             -             -              -
   One third of rental charges                 4,965         4,938          4,710         4,020         3,840          4,193
   Preferred stock dividend requirements(1)    7,260         7,100          7,197         6,223         2,778            841
                                          -----------   -----------    -----------   -----------   -----------   ------------
                                            $114,808      $116,549       $105,125       $94,316       $86,772        $80,844
                                          ===========   ===========    ===========   ===========   ===========   ============

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS                    1.71          1.74           1.57          1.86          2.18           2.13
                                          ===========   ===========    ===========   ===========   ===========   ============

(1) Preferred Stock Dividends increased to reflect the pre-tax earnings to cover such dividend requirements.